Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
James Stawski	Brian Crenshaw
704-319-1189	704-319-1942
jstawski@uslec.com	bcrenshaw@uslec.com
US LEC ACHIEVES $98.8 MILLION IN REVENUE AND
$13.8 MILLION IN EBITDA FOR THE THIRD QUARTER OF 2005

NET LOSS DECREASES 45% FROM ($13.4) MILLION TO ($7.4) MILLION IN ONE YEAR
CHARLOTTE, N.C., October 26, 2005 — US LEC Corp. (Nasdaq: CLEC), a telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, announced today strong financial and operating results for the third quarter of 2005. Highlights of the quarter include:
•	Achieving revenue of $98.8 million, a 13% increase over the third quarter of 2004
•	Growing end-customer revenue by $11.1 million over the third quarter of 2004 to $84.1 million, representing 85% of total revenue and a 15% increase over the third quarter of 2004
•	Increasing quarterly data revenue to over $30.8 million, accounting for 31% of total revenue for the quarter
•	Reaching EBITDA of $13.8 million, or 14% of total revenue (see definition and reconciliation of EBITDA to net cash flow from operations below)
•	Continuing its aggressive IP-based product roll-out and expansion including the expansion of its Metro MPLS product, the launch of US LEC Ethernet Local Loop product, and the recently announced addition of mobility and voice messaging services to its Dynamic T(SM) VoIP product.
•	Surpassing the 25,000 business class customer milestone
•	Expanding the Company’s full product suite of voice, data and Internet products into southern Indiana and upstate South Carolina
Revenue for the quarter ended September 30, 2005, totaled $98.8 million, a 13% increase compared with $87.3 million for the quarter ended September 30, 2004. EBITDA for the third quarter of 2005 was $13.8 million, compared with $10.4 million in the third quarter of 2004, a 33% increase. The net loss applicable to common stockholders was ($7.4) million, or ($0.24) per share (diluted) on 30.5 million weighted average shares outstanding for the quarter ended September 30, 2005, compared with the net loss applicable to common stockholders of ($13.4) million, or ($0.45) per share (diluted), on 30.0 million weighted average shares outstanding for the third quarter of 2004.
Revenue for the nine months ended September 30, 2005 was $287.7 million, a 9% increase compared with $264.1 million for the nine months ended September 30, 2004. EBITDA for the nine months ended September 30, 2005, was $37.8 million compared with $34.6 million during the same period last year. The net loss applicable to common stockholders was ($25.2) million, or ($0.83) per share (diluted) on 30.4 million weighted average shares outstanding for the nine months ended September 30, 2005, compared with a net loss applicable to common stockholders of ($25.7) million, or ($0.86) per share (diluted), on 29.9 million weighted average shares outstanding for the nine months ended September 30, 2004.
“US LEC had a very strong third quarter, reflecting our continued commitment to customer satisfaction, on-going IP product introductions, focused execution of our business plan and consistent cost control efforts,” said Aaron Cowell, president and CEO of US LEC. “As we continue to migrate to a fully-meshed IP-based network, US LEC is able to provide our customers a comprehensive telecom solution including the benefits of a flexible, Voice over Internet Protocol, or VoIP-capable, network. US LEC’s Metro MPLS VPN service supports emerging IP applications such as voice and video, as well as new and legacy private data networking applications. It is currently available in over half of our markets and we expect to have all of our markets MPLS-enabled by early next year. Additionally, our recently announced Dynamic T Mobility and Voice Messaging services offers more flexibility and increased productivity for an ever-growing mobile workforce, allowing users to dictate preferences based on any combination of caller importance, call time, call location or user availability. On the customer front, US LEC increased its business class customer base by approximately 22% over the third quarter of 2004 and maintained a retention rate of over 99%. This growth resulted in a 24% year-over-year increase in total active channels, including 31% growth in data channels compared to the same quarter last year.”
Cowell added, “US LEC continues to differentiate itself from other competitive carriers with our IP-enabled capabilities that are a distinct competitive edge. The US LEC network and product suite is quickly evolving to enable a wide range of products that our customers can depend on for mission-critical communications that keep their businesses running efficiently. Combined with our reliability and focus on customer care, our position as the dominant competitive carrier for businesses in our footprint is significantly strengthened.”
“We continued to execute our proven business model, and our numbers remained strong,” added J. Lyle Patrick, executive vice president and CFO of US LEC. “Total revenue increased 13%, year over year, to reach $98.8 million and notably, end-customer revenue increased to approximately $84.1 million, a 15% increase over the third quarter of 2004. On a productivity basis, US LEC’s team continues to set a high standard as end customer revenue per employee increased during the quarter to $76,500 from $70,600 in the third quarter of 2004. Our team and the Company have continued to gain traction as the year has progressed which is reflected in our results. EBITDA increased by 33% over the third quarter of 2004 to reach $13.8 million for the quarter ended September 30, 2005 representing a 14% EBITDA margin. Cash levels were at over $37.0 million at quarter end – up from $35.5 million as of June 30, 2005, although two post third quarter events that affect our liquidity position should be noted here. First, we made an $8.9 million interest payment according to the terms of our Second Priority Senior Secured Floating Rate Notes and secondly, as reported earlier, we closed on a $10 million revolving credit facility that enhances our liquidity and further strengthens our financial position. To sum it up, we had a very solid quarter as we continued to establish US LEC as the premier competitive carrier in our markets.”
Conference Call Information
The live broadcast will be available online at www.uslec.com and www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on October 31, 2005 and a replay via web cast will be available through November 26, 2005.
About US LEC
Based in Charlotte, N.C., US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 16 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Metro MPLS VPN, Ethernet, Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data and data backup solutions, data center services, conferencing and Web hosting. US LEC also offers selected voice services in 26 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.
Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and in subsequent reports, which are on file with the Securities and Exchange Commission. Unless identified otherwise, all customer statistics and information, other than customer revenue, refer only to “business class” customers. “Business class” excludes customers only purchasing dial-up Internet access, shared hosting and/or VoiceEclipse.
US LEC is a registered service mark of US LEC Corp. US LEC and Design(R) is a registered service mark and trademark of US LEC Corp. StarNet(TM), Fastnet(SM) and MegaPOP(R) are service marks of US LEC Corp.
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US LEC Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$98,824	$87,262	$287,682	$264,082
Network Expenses (excluding depreciation and amortization shown below)	47,680	44,016	140,061	127,788
Depreciation and Amortization	12,684	12,570	38,253	36,877
Charges Related to Early Extinguishment of Debt	—	2,375	—	2,375
Selling, General and Administrative Expenses	37,560	32,876	110,017	101,664

Income/(Loss) from Operations	900	(4,575)	(649)	(4,622)

Net Interest Expense	4,228	4,851	12,219	9,279
Other Income	(202)	—	(202)	—

Net Loss	(3,126)	(9,426)	(12,666)	(13,901)

Preferred Stock Dividends	(4,094)	(3,857)	(12,101)	(11,401)
Preferred Stock Accretion of Issuance Costs	(157)	(148)	(464)	(436)

Net Loss Attributable to Common Stockholders	$(7,377)	$(13,431)	$(25,231)	$(25,738)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.24)	$(0.45)	$(0.83)	$(0.86)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,504	30,045	30,363	29,884

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Income/(Loss) from Operations	$900	$(4,575)	$(649)	$(4,622)
Other Income	202	—	202	—
Charges Related to Early Extinguishment of Debt	—	2,375	—	2,375
Depreciation and Amortization	12,684	12,570	38,253	36,877

EBITDA	13,786	10,370	37,806	34,630

Changes in Working Capital	1,619	(7,701)	(9,922)	(14,546)
Net Interest Expense	(4,228)	(4,851)	(12,219)	(9,279)
Miscellaneous Other	(92)	2,823	(311)	2,866

Net Cash Provided by Operating Activities	$11,085	$641	$15,354	$13,671

US LEC Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$37,021	$48,232
Restricted cash	67	169
Accounts receivable, net	71,748	60,745
Property and equipment, net	146,884	158,617
Deferred income taxes	6,194	1,507
Other assets	25,792	29,041

Total Assets	$287,706	$298,311

Liabilities and Stockholders’ Deficiency

Accounts payable	$13,153	$21,466
Notes Payable	—	980
Deferred revenue	14,263	13,573
Accrued network costs	27,017	28,730
Accrued expenses	34,033	26,913
Deferred income taxes	6,194	1,507
Long-term debt	149,400	149,288

Total Liabilities	244,060	242,457

Series A Redeemable Convertible Preferred Stock	273,723	261,158

STOCKHOLDERS’ DEFICIENCY
Common Stock — Class A	305	303
Additional paid-in capital	92,824	92,368
Accumulated Deficit	(323,206)	(297,975)

Total Stockholders’ Deficiency	(230,077)	(205,304)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$287,706	$298,311

US LEC Corp. and Subsidiaries
Quarterly Statistical Highlights
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2005	2005	2005	2004	2004
Revenue (in 000s):
End Customer Revenue
Voice Monthly Recurring Charges	$40,418	$39,515	$37,836	$37,044	$36,628
Data Monthly Recurring Charges	30,820	29,476	28,391	26,062	23,449
Long Distance	12,851	12,421	12,892	11,709	12,876

	84,089	81,412	79,119	74,815	72,953
Percent of Total Revenue	85%	85%	85%	81%	84%

Carrier Charges
Carrier Access	9,022	8,826	8,994	12,345	8,702
Reciprocal Compensation	2,053	2,165	2,296	2,134	2,175

	11,075	10,991	11,290	14,479	10,877
Percent of Total Revenue	11%	12%	12%	16%	12%

Other Revenue (1)	3,660	2,940	3,107	2,806	3,432
Percent of Total Revenue	4%	3%	3%	3%	4%

Total Revenue	$98,824	$95,343	$93,516	$92,100	$87,262

Customers:
Total Customers	37,974	37,998	38,071	38,273	36,672
Business Class Customers	25,212	24,213	23,420	22,324	20,631
Business Class Customers Purchasing Data Services	19,176	17,101	14,007	13,294	12,048
Shared Hosting/Dial Up Customers	12,762	13,785	14,651	15,949	16,041

Active Channels (2):
Voice	481,207	460,185	439,032	426,422	404,169
Data	371,900	348,357	327,153	303,802	284,830

Total active channels	853,107	808,542	766,185	730,224	688,999

Statistical Data:
Central Offices	27	27	27	27	27
Number of employees	1,099	1,092	1,078	1,065	1,034
Number of sales and sales support employees	482	476	471	460	451
End Customer Revenue/Employee (in 000s)	$76.5	$74.6	$73.4	$70.2	$70.6
(1) Other revenue is derived from wholesale customers, installation revenue and other miscellaneous sources.
(2) Shared hosting and Dial-Up Internet Access are not included in Active Channels.